Exhibit 99

FOR IMMEDIATE RELEASE Contact: Michael R. Sayre President & Chief Executive Officer (614) 748-1150 Michael.Sayre@pinnacle.com

PDSI REPORTS IMPROVED SALES

FOR 2006 FIRST QUARTER

COLUMBUS, Ohio (April 26, 2006) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced results for the first quarter ended March 31, 2006.

Sales for the first quarter of 2006 totaled $15.0 million, a 100% rise from $7.5 million for the first quarter of 2005. This increase was attributable to the 2005 acquisition and organic growth.

Gross profit for the first quarter of 2006 was $2.8 million, a 40% increase compared to $2.0 million for the comparable period of 2005. This increase was due to new programs and the 2005 acquisition, which was partially offset by the change in the product mix coupled with an inventory write-down of approximately $100,000 due to implementation of Restriction of Hazardous Substances (RoHS) standards.

Operating expenses, including selling, general and administrative (SG&A) expenses for the first quarter of 2006 totaled $3.5 million, a 121% increase compared to $1.6 million for the first quarter of 2005. Expressed as a percentage of sales, SG&A expenses were 24% and 21% for the first quarters of 2006 and 2005, respectively. SG&A expenses for the first quarter of 2006 included $400,000 of one-time severance expenses relating primarily to the previously announced resignation of Chris Winslow, PDSi’s former President and Chief Operating Officer.

For the first quarter of 2006, the net loss was $518,000, or ($0.09) per diluted share versus net income of $247,000, or $0.04 per diluted share, for the first quarter of 2005.

Michael R. Sayre, President and Chief Executive Officer, stated, “While we are pleased with the record first quarter sales, our results were particularly affected by expected first quarter shipments moving into the second quarter and one-time inventory and SG&A expense items. Positive contributions continue to be realized from our 2005 acquisition as well as organic sales growth. We anticipate stronger sales in the second quarter and that 2006 will be another record year of sales for the Company.”

Mr. Sayre continued, “Progress continues to be achieved regarding implementation of our growth strategy, which includes expanding the breadth of services and solutions to Global Fortune 500 customers and additional reinvestment in our business to realize further efficiencies and increased scalability. Our growing technology and services portfolio strengthens PDSi’s capabilities and competitive advantage, which will benefit us in our transition toward becoming a global professional services company. These efforts include a fully integrated approach to linking our services to create a compelling solution for Original Equipment Manufacturers with expanded partnerships, capabilities and geographic reach.”

Additional Operating Results

For the first quarter of 2006, product sales totaled $12.4 million, an increase of 134% from $5.3 million in the first quarter of 2005. Gross profit on products increased to $1.3 million, (10% of sales), in the first quarter of 2006 from $822,000, (15% of sales), in the same quarter last year due to a change in mix.

For the first quarter of 2006, service sales totaled $2.6 million, an increase of 17% from approximately $2.2 million in the first quarter of 2005, due to new programs as a result of the 2005 acquisition. Gross profit on service sales for the 2006 first quarter totaled $1.5 million, compared to $1.2 million for the same period in 2005. The gross profit margin on service sales improved to 58% in the first quarter of 2006 from 55% in the 2005 first quarter.

Highlights of the Quarter

During the first quarter of 2006,

•	PDSi signed a contract to provide design, manufacturing, global deployment and lifecycle management for Dilithium Networks rapidly growing line of industry-leading 3G wireless platforms,

•	PDSi introduced with partner ASIS, a 2U AdvancedTCA® shelf computer; a slim, scalable product that is ideal as an entry level system for both development and deployment,

•	the Board of Directors elected Michael R. Sayre to the position of Chief Executive Officer and President of the Company effective March 13, 2006. Mr. Sayre previously was the Company’s Executive Vice President and Chief Financial Officer, and

•	the Board of Directors elected John Bair to a new executive management position, Chief Technology and Innovation Officer. His duties include maintaining active oversight of developments in the Company’s key markets as well as current and emerging technology applications, especially as they apply to PDSi’s customers. Mr. Bair continues as Chairman of the Board of Directors.

Conference Call

PDSi will host a conference call today at 11:00 a.m. Eastern Time. John D. Bair, Chairman and CTO and Michael R. Sayre, President and CEO, will discuss the Company’s first quarter results and its growth strategy.

The telephone number to participate in the conference call is (800) 218-9073. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.”

An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides professional services around the development, deployment and support of sophisticated computer systems that are, or are in, the products of its world-leading original equipment manufacturer customer base in the computer and network, imaging, medical, telecommunications, and aerospace equipment industries, among others. PDSi offers a full range of engineering, product development, project and program management, integration, manufacturing, and lifecycle support services designed to increase its customers’ product speed to market and engineered product life while decreasing overall costs to develop, deploy and service their products. For more information, visit the PDSi Website at www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving sequential quarterly sales increases throughout the rest of 2005 and continuing a string of profitable quarters. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “should” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for our products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in our business or our relationship with major technology partners, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with our new business practices, processes and information systems. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB.

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	March 31, 2006	December 31, 2005
ASSETS

CURRENT ASSETS
Cash	$813	$486
Accounts receivable, net of allowance for doubtful accounts of $100,000 and $70,000, respectively	11,395	12,556
Inventory	10,671	9,233
Prepaid expenses	540	421
Refundable income taxes	413	—
Deferred income taxes	833	833

	24,665	23,529

PROPERTY AND EQUIPMENT
Leasehold improvements	351	329
Furniture and fixtures	390	389
Computer equipment and related software	2,776	2,715
Shop equipment	606	599

	4,123	4,032
Less accumulated depreciation and amortization	3,350	3,250

	773	782

OTHER ASSETS	108	108

	$25,546	$24,419

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	March 31 2006	December 31 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$8,937	$9,336
Accounts payable	8,023	6,122
Accrued expenses:
Wages, payroll taxes, and benefits	1,057	978
Income taxes	—	366
Other	476	653
Unearned revenue	408	209

	18,901	17,664

LONG-TERM LIABILITIES
Deferred income taxes	63	63

	18,964	17,727

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 6,216,656 and 5,985,356 shares issued and outstanding, respectively	3,158	2,755
Additional paid-in capital	759	754
Retained earnings	2,665	3,183

	6,582	6,692

	$25,546	$24,419

PINNACLE DATA SYSTEMS, INC

(DBA PDSi)

STATEMENTS OF INCOME

	For the Quarters Ended
($ thousands, except per share amounts)	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)
SALES
Product sales	$12,409	$5,305
Service sales	2,550	2,188

	14,959	7,493

COST OF SALES
Product sales	11,052	4,483
Service sales	1,079	987

	12,131	5,470

GROSS PROFIT	2,828	2,023

OPERATING EXPENSES	3,527	1,597

INCOME/(LOSS) FROM OPERATIONS	(699)	426

OTHER EXPENSE
Interest expense	164	28

INCOME/(LOSS) BEFORE INCOME TAXES	(863)	398

INCOME TAX EXPENSE/(BENEFIT)	(345)	151

NET INCOME/(LOSS)	$(518)	$247

BASIC EARNINGS PER SHARE	$(0.09)	$0.04

DILUTED EARNINGS PER SHARE	$(0.09)	$0.04

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,062,282	5,725,817

Diluted	6,062,282	6,255,578

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS

	For the Quarters Ended
($ thousands)	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(518)	$247

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	100	121
Provision for doubtful accounts	30
Inventory reserves	148	94
(Increase)/decrease in assets:
Accounts receivable	1,131	(89)
Inventory	(1,586)	(309)
Prepaid expenses and other assets	(119)	(3)
Refundable income taxes	(413)	126
Increase/(decrease) in liabilities:
Accounts payable	964	417
Accrued expenses and taxes	(464)	83
Unearned revenues	199	84

Total adjustments	(10)	524

Net cash provided by operating activities	(528)	771

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(91)	(134)

Net cash used in investing activities	(91)	(134)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(399)	(895)
Outstanding check in excess of funds on deposit	937	60
Principal payments on capital lease obligation	—	(3)
Proceeds from stock options exercised	408	199

Net cash used in financing activities	946	(639)

INCREASE IN CASH	327	(2)

CASH - Beginning of quarter	486	15

CASH - End of quarter	$813	$13

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Quarters Ended
($ thousands)	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$154	$30

Income taxes paid, net of refunds	$451	$25

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Inventory capitalized as computer equipment	—	$—

Income tax benefit from stock option plans credited to Additional paid-in-capital	—	$66

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